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                                                                     EXHIBIT 3.2




                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                              GOLD COAST RESOURCES



Johnny Worthen, Laura Olson and Brad Smith certify that:

1. They are the and President, Vice President and Secretary/Treasurer, respectively of Gold Coast Resources.

2. Articles VI and VII of the Articles of Incorporation is amended to read:

                                   ARTICLE VI

                                      STOCK

Capitalization: The aggregate number of shares which this Corporation shall have the authority to issue is Fifty Million (50,000,000) shares of common stock each having a par value of one-tenth of one cent ($0.001), and Twenty-Five Million (25,000,000) shares of preferred stock with a par value of one-tenth of one cent ($0.001) par value, with such preferences, qualifications, limitations, restrictions and special or relative rights fixed by the Board of Directors. Upon the amendment of this Article each issued and outstanding share of common stock is reverse split into one share for each 250 shares (0.001 share) of common stock.

                                   ARTICLE VII

There shall be two classes of stock, namely common stock and preferred stock. Each share shall be entitled to one vote in shareholder meetings and cumulative voting is denied. All shares shall be non-assessable with equal rights and privileges. Shareholder pre-emptive rights are not accorded to shareholders.
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3. The amendments herein set forth have been duly approved by the required vote of shareholders in accordance with the Nevada Domestic and Foreign Corporation Laws. The total number of issued and outstanding shares represented by proxy or in person accounted for at the meeting were 7,388,136 of the 13,028,506 issued and outstanding shares. A majority of shares voted in favor of the amendments. The percentage vote required for approval of the amendments. The percentage vote required for approval of the amendment herein set forth was more than 50%.

Dated this 2nd day of December, 1996.



                                   s/Brad Smith
                                   ---------------------------------------------
                                     Brad Smith - Secretary/Treasurer



                                   s/Johnny Worthen
                                   ---------------------------------------------
                                     Johnny Worthen - President
                                     Director

STATE OF UTAH          )
                       :
COUNTY OF SALT LAKE    )

         I, the undersigned, a Notary Public duly commissioned to take acknowledgements and administer oaths in the State of Utah, do hereby certify that on this day, personally appeared before me Johnny Worthen and Brad Smith, who being by me first duly sworn declared that they are the officers referred to in paragraph 1 of the foregoing Certificate of Amendment to Articles of Incorporation of Gold Coast Resources, and that they signed the articles as such and the statements contained therein are true and correct of their own knowledge.

         WITNESS MY HAND AND NOTORIAL SEAL, this 2 day of December, 1996.

                                   s/ Laurel Deane Gleue
                                   ---------------------------------------------
                                   NOTARY PUBLIC
                                   Residing at: Salt Lake City, Utah
                                   My Commission Expires: 9-13-99